UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________

FORM S-8
_________

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TRISTATE CAPITAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	20-4929029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Oxford Centre
301 Grant Street, Suite 2700
Pittsburgh, Pennsylvania 15219
(412) 304-0304
(Address of principal executive offices and zip code)

TRISTATE CAPITAL HOLDINGS, INC. 2014 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

James F. Getz
Chairman, President and Chief Executive Officer
TriState Capital Holdings, Inc.
One Oxford Centre
301 Grant Street, Suite 2700
Pittsburgh, Pennsylvania 15219
(Name and address of agent for service)

(412) 304-0304
(Telephone number, including area code, of agent for service)
Copies of all communications, including all communications sent to the agent for service, should be sent to:

Frank M. Connor III
Christopher J. DeCresce
Matthew C. Franker
Covington & Burling LLP
One CityCenter 850 Tenth St. NW Washington, DC 20001 (202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, no par value per share	1,000,000	shares	$13.21	$13,210,000	$1,440.67
1.Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock that become issuable under the Registrant’s 2014 Omnibus Incentive Plan, as amended (the “Omnibus Incentive Plan”), to prevent dilution in the event of a reorganization, reclassification, stock split, dividend or distribution, or any similar transaction.

2.Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Global Select Market on September 29, 2020.

EXPLANATORY NOTE

TriState Capital Holdings, Inc. (the “Registrant”) has prepared this Registration Statement on Form S-8 (this “Registration Statement”) for the purpose of registering the offer and sale of 1,000,000 additional shares of its common stock under the Securities Act of 1933. The offer and sale of the additional shares registered hereby will be issued pursuant to the TriState Capital Holdings, Inc. 2014 Omnibus Incentive Plan (the “Plan”).

These securities are the same class as the securities issuable under the Plan that were registered on the Registrant’s prior Registration Statement on Form S-8 that was filed with the United States Securities and Exchange Commission (the “Commission”) on June 6, 2014 (File No. 333-196564).

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act.[2]

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Commission, are incorporated by reference herein and shall be deemed to be a part hereof:

1. the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 24, 2020;

2.the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed with the Commission on May 11, 2020 and August 5, 2020, respectively;

3.the Registrant’s Current Reports on Form 8-K filed with the Commission on January 22, 2020, February 7, 2020, March 26, 2020, April 16, 2020, May 5, 2020, May 11, 2020, May 20, 2020, June 2, 2020, June 3, 2020 and July 17, 2020; and

4.the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-35913), filed with the Commission on May 6, 2013, including any amendments or reports subsequently filed for the purpose of updating such description.

In addition, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates all securities offered hereunder have been sold or deregisters all securities then remaining unsold, all reports and other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that no information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K shall be incorporated by reference except to the extent specified in such Current Report on Form 8-K.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is incorporated or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Section 1747 of the Pennsylvania Business Corporation Law grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law.

Sections 1748 and 1749 of the Pennsylvania Business Corporation Law extend the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law to successor corporations in fundamental changes and to officers and directors serving as fiduciaries of employee benefit plans.

Section 1750 of the Pennsylvania Business Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer shall inure to the benefit of the heirs and personal representatives of such person.

The goal of the aforementioned provisions of the Pennsylvania Business Corporation Law and those of the Registrant’s bylaws, as amended (“Bylaws”), described below, is to limit the monetary liability of the Registrant’s officers and directors to it and to its shareholders and provide for indemnification of the Registrant’s officers and directors for liabilities and expenses that they may incur in such capacities.

The Registrant’s Bylaws include a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Pennsylvania law. The Registrant’s Bylaws also provide that:

•the Registrant must indemnify its directors to the fullest extent permitted by applicable law; and

•the Registrant must advance expenses, as incurred, to its directors in connection with a legal proceeding to the fullest extent permitted by applicable law, subject to very limited exceptions.

The Registrant’s Bylaws also provide that it will be the indemnitor of “first resort” with respect to any claims against its directors for indemnification that are indemnifiable by both the Registrant and any other parties. Accordingly, to the extent that indemnification is permissible under applicable law, the Registrant will have full liability for such claims (including for the advancement of any expenses) and it has waived all related rights of contribution, subrogation or other recovery that it might otherwise have against the other parties.

The Registrant currently carries directors’ and officers’ insurance for its directors, officers and some employees for specified liabilities. The Registrant’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of common stock being registered under this registration statement has been passed upon by Karla Villatoro de Friedman, our General Counsel. As of June 30, 2020, Ms. Villatoro de Friedman held 7,000 shares, 19,893 restricted shares of our common stock, and options to purchase up to 3,000 shares of common stock under the Plan and was eligible to receive additional equity awards under the Plan.

Item 6. Indemnification of Directors and Officers.

Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law, contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel, and related matters.

Under Section 1741 of the Pennsylvania Business Corporation Law, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative or corporate actions), to which any such officer or director is a party or is threatened to be made a party by reason of such officer or director being a representative of the corporation or serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, so long as the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, such officer or director had no reasonable cause to believe his conduct was unlawful.

Section 1742 of the Pennsylvania Business Corporation Law permits indemnification in derivative and corporate actions if the director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except in respect of any claim, issue or matter as to which the officer or director has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the officer or director is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Under Section 1743 of the Pennsylvania Business Corporation Law, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742 of the Pennsylvania Business Corporation Law.

Section 1744 of the Pennsylvania Business Corporation Law provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 of the Pennsylvania Business Corporation Law shall be made by the corporation only as authorized in the specific case upon a determination that the officer or director met the applicable standard of conduct, and such determination must be made by (i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding, (ii) if a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

Section 1745 of the Pennsylvania Business Corporation Law provides that expenses (including attorneys’ fees) incurred by a director or officer in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Except as otherwise provided in the corporation’s bylaws, the Pennsylvania Business Corporation Law provides that advancement of expenses must be authorized by the board of directors.

Section 1746 of the Pennsylvania Business Corporation Law provides generally that the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law shall not be deemed exclusive of any other rights to which an officer or director seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. In no event may indemnification be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the Pennsylvania Business Corporation Law grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law.

Sections 1748 and 1749 of the Pennsylvania Business Corporation Law extend the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law to successor corporations in fundamental changes and to officers and directors serving as fiduciaries of employee benefit plans.

Section 1750 of the Pennsylvania Business Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer shall inure to the benefit of the heirs and personal representatives of such person.

The goal of the aforementioned provisions of the Pennsylvania Business Corporation Law and those of the Registrant’s bylaws, as amended (“Bylaws”), described below, is to limit the monetary liability of the Registrant’s officers and directors to it and to its shareholders and provide for indemnification of the Registrant’s officers and directors for liabilities and expenses that they may incur in such capacities.

The Registrant’s Bylaws include a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Pennsylvania law. The Registrant’s Bylaws also provide that:

•the Registrant must indemnify its directors to the fullest extent permitted by applicable law; and

•the Registrant must advance expenses, as incurred, to its directors in connection with a legal proceeding to the fullest extent permitted by applicable law, subject to very limited exceptions.

The Registrant’s Bylaws also provide that it will be the indemnitor of “first resort” with respect to any claims against its directors for indemnification that are indemnifiable by both the Registrant and any other parties. Accordingly, to the extent that indemnification is permissible under applicable law, the Registrant will have full liability for such claims (including for the advancement of any expenses) and it has waived all related rights of contribution, subrogation or other recovery that it might otherwise have against the other parties.

The Registrant currently carries directors’ and officers’ insurance for its directors, officers and some employees for specified liabilities. The Registrant’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description
4.1
Amended and Restated Articles of Incorporation, which are incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-187681) filed with the Commission on April 16, 2013.

4.2	By-Laws, as amended, which are incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-187681) filed with the Commission on April 16, 2013.
4.3
Specimen Common Stock certificate, which is incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-187681) filed with the Commission on April 16, 2013.

4.4	2014 Omnibus Incentive Plan, which is incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Form DEF 14A filed with the Commission on April 15, 2014.
4.5	Amendment to the 2014 Omnibus Incentive Plan.
5.1*	Opinion of Karla Villatoro de Friedman, General Counsel.
23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Karla Villatoro de Friedman, General Counsel (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page hereto).

* Filed herewith.

Item 9. Undertakings.

    (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pittsburgh, Pennsylvania, on September 30, 2020.

TRISTATE CAPITAL HOLDINGS, INC.

By:	/s/ James F. Getz
James F. Getz
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of TriState Capital Holdings, Inc. hereby constitutes and appoints James F. Getz, David J. Demas and Karla Villatoro de Friedman, and each of them, as his or her true and lawful attorney-in-fact and agent for and in his or her name, place and stead and on his or her behalf, and in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement, and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing which said attorney-in-fact and agent may deem necessary or advisable to be done or performed in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and confirming all that each said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title

By:	/s/ James F. Getz	Chairman of the Board, Chief Executive Officer and Director	September 30, 2020
	James F. Getz	(Principal Executive Officer)

By:	/s/ David J. Demas	Chief Financial Officer	September 30, 2020
	David J. Demas	(Principal Financial and Accounting Officer)

By:	/s/ David L. Bonvenuto	Director	September 30, 2020
David L. Bonvenuto

By:	/s/ Anthony J. Buzzelli	Director	September 30, 2020
Anthony J. Buzzelli

By:	/s/ Helen Hanna Casey	Director	September 30, 2020
Helen Hanna Casey

By:	/s/ E.H. (Gene) Dewhurst	Director	September 30, 2020
E.H. (Gene) Dewhurst

By:	/s/ James J. Dolan	Director	September 30, 2020
James J. Dolan

By:	/s/ Audrey P. Dunning	Director	September 30, 2020
Audrey P. Dunning

By:	/s/ Brian S. Fetterolf	Director	September 30, 2020
Brian S. Fetterolf

By:	/s/ Michael R. Harris	Director	September 30, 2020
Michael R. Harris

By:	/s/ Kim A. Ruth	Director	September 30, 2020
Kim A. Ruth

By:	/s/ A. William Schenck, III	Vice Chairman and Director	September 30, 2020
A. William Schenck, III

By:	/s/ John B. Yasinsky	Director	September 30, 2020
John B. Yasinsky